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                                                                     EXHIBIT 21
                          SUBSIDIARIES OF REGISTRANT


ClinTrials Research North Carolina Inc.

ClinTrials Research Kentucky Inc.

ClinTrials Research Ltd. (located in UK)

ClinTrials Research SARL (located in France)

ClinTrials BioResearch Ltd. (located in Canada)

ClinTrials Research Israel Ltd. (50% Joint Venture)

ClinTrials Research Latin America, SA (located in Chile)

ClinTrials Research Australia Pty. Ltd.